Exhibit 99.1

FOR IMMEDIATE RELEASE

TITAN PHARMACEUTICALS ANNOUNCES $4.25 MILLION STOCK PURCHASE AND

OPTION AGREEMENT

Strategic Investment in Titan Secures Exclusive Option for Probuphine Commercial Rights

SOUTH SAN FRANCISCO, CA September 14, 2012 – Titan Pharmaceuticals, Inc. (OTCBB: TTNP) today announced that it has entered into a Stock Purchase and Option Agreement with an affiliate of the potential licensee of the rights to commercialize Probuphine®, Titan’s novel formulation of buprenorphine in development for the treatment of opioid dependence. Under the agreement, Titan sold 3,400,000 shares of its common stock at $1.25 per share and agreed to an exclusive option period to execute the proposed licensing agreement (to October 31, 2012, which, if needed, can be extended to December 31, 2012) so that the potential partner can complete certain internal tasks.

“The Board of Directors is extremely pleased with the progress of the strategic partnership and there is general agreement between the parties regarding the licensing transaction,” said Marc Rubin, M.D., executive chairman of Titan. “We believe this investment in Titan is a strong indication of the licensee’s commitment to executing the licensing agreement in the near term. It also provides us with the capital to advance the Probuphine program through our New Drug Application (NDA) submission, expected in October, and continue supporting the NDA and other corporate and R&D activities into 2013.”

About Titan Pharmaceuticals

For information concerning Titan Pharmaceuticals, Inc., please visit the Company’s website at www.titanpharm.com.

The press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to the Company’s development program and any other statements that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of the Company’s drug candidates, adverse side effects or inadequate therapeutic efficacy of the Company’s drug candidates that could slow or prevent product development or commercialization, the uncertainty of patent protection for the Company’s intellectual property or trade secrets, and the Company’s ability to obtain additional financing. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors, including those risks and uncertainties mentioned or referred to in this press release.

CONTACT:
Titan Pharmaceuticals, Inc.	Pure Communications
Sunil Bhonsle, 650-244-4990	Susan Heins, 864-286-9597
President	sjheins@purecommunicationsinc.com